Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements and the related prospectuses:

(1)
Registration Statements (Forms S-8 No. 333-73790, No. 333-138177, and No. 333-160292) pertaining to the Cable Design Technologies Corporation 2001 Long-Term Performance Incentive Plan of Belden Inc. (formerly Cable Design Technologies Corporation),

(2)	Registration Statements (Forms S-8 No. 333-175859 and No. 333-216752) pertaining to the 2011 Long-Term Performance Incentive Plan of Belden Inc., and

(3)	Registration Statement (Form S-3 No. 333-211717) of Belden Inc.;

of our report dated February 17, 2017, except for the retrospective adjustments disclosed in Notes 1, 6, 11, and 13, as to which the date is June 26, 2017, with respect to the consolidated financial statements and schedule of Belden Inc. included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

St. Louis, Missouri
June 26, 2017